Exhibit No. EX-99(h)(9)


                       EXPENSE LIMITATION AGREEMENT


                           GARTMORE MUTUAL FUNDS

      EXPENSE LIMITATION AGREEMENT, effective as of February 28, 2005, by and between GARTMORE MUTUAL FUNDS (the "Trust"), GARTMORE MUTUAL FUND CAPITAL TRUST (the "Investment Adviser") and NORTHPOINTE CAPITAL, LLC (the "Subadviser"), on behalf of the fund listed on Exhibit A (the "Fund").

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end management company of the series type, and the Fund is a separate series of the Trust; and

      WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Investment Adviser renders investment advisory services to each Fund for compensation based on the value of the average daily net assets of that Fund; and

      WHEREAS, the Investment Adviser and Subadviser have entered into a Subadvisory Agreement (the "Subadvisory Agreement"), pursuant to which the Subadviser renders investment advisory services to certain funds of the Trust, including the Fund and pursuant to which the Investment Adviser pays 100% of the investment management fee it receives pursuant to the Advisory Agreement to the Subadviser; and

      WHEREAS, the Trust, Investment Adviser and Subadviser have determined that it is appropriate to maintain the expenses of the Fund at a level below the level to which that Fund would otherwise be subject;

      NOW, THEREFORE, the Trust, the Investment Adviser and the Subadviser hereto agree as follows:

1.    Expense Limitation.
      -------------------

      1.1. Applicable Expense Limit. To the extent that the aggregate expenses incurred by a Fund or a class of a Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (including Subadviser) (but excluding interest, taxes, brokerage commissions and other costs incurred in connection with the purchase and sale of portfolio securities, Rule 12b-1 fees, fees paid pursuant to an Administrative Services Plan, short sale dividend expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, expenses incurred by a Fund in connection with any merger or reorganization, and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Subadviser.

      1.2. Operating Expense Limit. The Operating Expense Limit in any year shall be a percentage of the average daily net assets of each class of the Fund as described in Exhibit A, or such other rate as may be agreed to in writing by the parties. The parties hereby agree that Operating Expense Limit described in Exhibit A will not be increased before the date listed on Exhibit A.

      1.3. Method of Computation-Non-Daily Dividend Funds. To determine the Subadviser's liability with respect to the Excess Amount for Funds that do not accrue daily dividends, each month the Fund Operating Expenses shall be annualized as of the last day of the month for each class of a Fund. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit of a Fund class, the Subadviser and Investment Adviser shall (i) waive or reduce the subadvisory and advisory fees by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount which does not exceed the Operating Expense Limit, and/or (ii) remit to the Fund an amount that, together with the waived or reduced advisory fee, is sufficient to satisfy such Excess Amount.

      1.4 Method of Computation - Daily Dividend Funds. To determine the Subdviser's liability with respect to the Excess Amount for Funds that accrue daily dividends (a "Daily Dividend Fund"), each day the Fund Operating Expenses shall be annualized as of that day for each class of a Daily Dividend Fund. If the annualized Fund Operating Expenses for any day exceed the Operating Expense Limit of a Daily Dividend Fund class, the Investment Adviser shall (i) on a daily basis waive or reduce its advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount which does not exceed the Operating Expense Limit and/or (ii) on a monthly basis remit to a Fund an amount that, together with the waived or reduced advisory fee, is sufficient to satisfy such Excess Amount.

      1.5 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the subadvisory fees waived or reduced and other payments remitted by the Subadviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.    Reimbursement of Fee Waivers and Expense Reimbursements.
      --------------------------------------------------------

      2.1. Reimbursement. If in any fiscal year during which total Fund assets are greater than $100 million and in which the Investment Advisory Agreement and Subadvisory Agreement are still in effect, the estimated aggregate Fund Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, the Subadviser shall be entitled to reimbursement, in whole or in part as provided below, of the subadvisory fees waived or reduced and other payments remitted by the Subadviser pursuant to
Section 1 hereof. The total amount of reimbursement to which the Subadviser may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all subadvisory fees previously waived or reduced by the Subadviser and all other payments remitted by the Subadviser to a Fund or a class of a Fund (as appropriate), pursuant to Section 1 hereof, less any reimbursement previously paid by such Fund to the Subadviser, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments; provided, however, that no Reimbursement Amount shall be paid at a date more than three (3) years after the fiscal year when the Subadviser waived subadvisory fees or reimbursed other expenses to a Fund or a class of a Fund for the corresponding Excess Amount pursuant to Section 1. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

      2.2. Board Approval. No reimbursement shall be paid to the Subadviser pursuant to this provision in any fiscal year, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is appropriate in light of the terms of the Agreement. The Trust's Board of Trustees shall determine quarterly in advance whether any portion of the Reimbursement Amount may be paid in such quarter.

      2.3. Method of Computation. To determine a Fund's payments, if any, to reimburse the Subadviser for all or any portion of the Reimbursement Amount, each month the Fund Operating Expenses for each Fund class shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less than the Operating Expense Limit for that class for that year, a Fund, only with the prior approval of the Board, shall pay to the Subadviser an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Operating Expense Limit for that year, provided that such amount paid to the Subadviser will not exceed the total Reimbursement Amount. If the annualized Fund Operating Expenses for a Fund are greater than the Operating Expense Limit for one or more months in a quarter and less than the remaining month(s), the calculation described in this section will be made on a monthly basis and the net amount of the monthly calculations will be presented to the Board for approval.

      2.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.


3.    Term and Termination of Agreement.
      ----------------------------------

      This Agreement shall continue in effect for the period listed on Exhibit A for any Fund covered by the Agreement and then unless this Agreement is terminated earlier as provided below, from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"), provided however, that the reimbursements described in Section 2 will not continue to accrue for more than three years after the fiscal year when the Subadviser waived subadvisory fees or reimbursed other expenses for the corresponding Excess Amount pursuant to Section 1. In order to terminate the Agreement, the Subadviser must give at least 30 days' prior written notice to the Investment Adviser and to the Fund prior to the end of the period listed on Exhibit A or the end of the annual renewal. Regardless of any other termination provisions, the provisions contained in Section 2 of this Agreement relating to the reimbursement of the Subadviser for fee waivers and expense reimbursements previously made by the Subadviser on behalf of the Fund shall survive the termination of the Agreement.

4.    Miscellaneous.
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      4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

      4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the subadvisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, the Subadvisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement, the Subadvisory Agreement or the 1940 Act.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


                                     GARTMORE MUTUAL FUNDS


                                     By: /s/ James A. Bernstein
                                         ---------------------------------------
                                     Name: James A. Bernstein
                                     Title: Assistant Secretary

                                     GARTMORE MUTUAL FUND CAPITAL TRUST


                                     By: /s/ Gerald J. Holland
                                         ---------------------------------------
                                     Name: Gerald J. Holland
                                     Title: Treasurer, Chief Financial Officer

                                     NORTHPOINTE CAPITAL, LLC


                                     By: /s/ Michael P. Hayden
                                         ---------------------------------------
                                     Name: Michael P. Hayden
                                     Title: Managing Director

              EXHIBIT Ato the Expense Limitation Agreement between
                              GARTMORE MUTUAL FUNDS

                        GARTMORE MUTUAL FUND CAPITAL TRUST
                                       and
                            NORTHPOINTE CAPITAL, LLC

                                February 28, 2005


Name of Fund/Class                             Expense Limitation for Fund/Class
------------------                             ---------------------------------
NorthPointe Small Cap Growth Fund
      Class A                                                1.10%
      Class B                                                1.10%
      Class C                                                1.10%
      Class R                                                1.10%
      Institutional Service Class                            1.10%
      Institutional Class                                    1.10%


Effective until at least February 28, 2006. These expense limitations may be revised, after the expiration of the agreed upon term, if mutually agreed upon by the parties. They may also be revised to increase the limitations at anytime if mutually agreed upon by the parties.

                                     GARTMORE MUTUAL FUNDS


                                     By: /s/ James A. Bernstein
                                         ---------------------------------------
                                     Name: James A. Bernstein
                                     Title: Assistant Secretary

                                     GARTMORE MUTUAL FUND CAPITAL TRUST


                                     By: /s/ Gerald J. Holland
                                         ---------------------------------------
                                     Name: Gerald J. Holland
                                     Title: Treasurer, Chief Financial Officer

                                     NORTHPOINTE CAPITAL, LLC


                                     By: /s/ Michael P. Hayden
                                         ---------------------------------------
                                     Name: Michael P. Hayden
                                     Title: Managing Director